EXHIBIT 5.1

April 14, 2004

Epicor Software Corporation

195 Technology Drive

Irvine, California 92618-2402

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel to Epicor Software Corporation, a Delaware corporation (the “Company”) and have examined the Company’s registration statement on Form S-4 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about April 13, 2004 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,100,000 shares of common stock, $0.001 par value per share (the “Shares”), all of which are authorized and are to be issued in connection with the Company’s offer to exchange cash and shares of the Company’s common stock for all the outstanding ordinary shares of Scala Business Solutions N.V., a company with limited liability incorporated in the Netherlands, as described in the Registration Statement (the “Exchange Offer”). As your legal counsel in connection with the Exchange Offer, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the issuance of the Shares in the Exchange Offer.

It is our opinion that the Shares, when issued and delivered in the manner described in the Registration Statement and in accordance with the resolutions adopted by your Board of Directors, will be legally and validly issued, fully paid and non-assessable.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, the laws of the State of California and the federal laws of the United States.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/    WILSON SONSINI GOODRICH & ROSATI